UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: August 22, 2012

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana		59401
(Address of principal executive offices)		(Zip Code)

(800) 570-5688

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 29, 2007, Energy West, Incorporated (one of our subsidiaries) entered into a $20.0 million revolving credit facility with the Bank of America, N.A. (formerly LaSalle Bank National Association). On November 2, 2011, we entered into a reaffirmation and first amendment to credit facility with Bank of America increasing the maximum amount available under the credit facility to $30.0 million and issued an amended and substitute note in that amount. The expanded credit facility includes an annual commitment fee ranging from 0.25% to 0.45% of the unused portion of the facility and interest on the amounts outstanding at London Interbank Offered Rate plus 175 to 225 basis points. On June 1, 2012, we entered into a reaffirmation and second amendment to credit facility with Bank of America extending the termination date of the credit facility from June 26, 2012 to August 24, 2012, or such other date on which the loan commitments terminate pursuant to Sections 6 or 12 of the credit agreement. On August 22, 2012, we entered into a reaffirmation and third amendment to credit facility with Bank of America extending the termination date of the credit facility from August 24, 2012 to September 24, 2012 or such other date on which the loan commitments terminate pursuant to Sections 6 or 12 of the credit agreement.

The reaffirmation and third amendment to credit facility is attached to this Form 8-K as an exhibit. The description of the amendment above is a summary and is qualified by the full text of the attached amendment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth under Item 1.01 of this current report on Form 8-K are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Reaffirmation and Third Amendment to Credit Facility dated August 22, 2012 by and among Energy West, Incorporated and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Thomas J. Smith
Name:	Thomas J. Smith
Title:	Chief Financial Officer

Dated August 28, 2012

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